Exhibit 99.1

DURECT Corporation Announces Second Quarter 2006 Financial Results

CUPERTINO, Calif., July 27, 2006/PRNewswire-FirstCall/ — DURECT Corporation (NASDAQ: DRRX) announced today financial results for the three months ended June 30, 2006.

DURECT’s net loss for the three months ended June 30, 2006 was $8.7 million or 14 cents per share, compared to a net loss of $3.6 million or 7 cents per share for the same period in 2005. DURECT’s results for the three months ended June 30, 2006 included non-cash charges for the amortization of intangible assets and stock-based compensation of $1.1 million, compared to $646,000 for the same period in 2005. Cash used in operating activities was $10.2 million for the three months ended June 30, 2006, compared to $4.8 million of cash provided by operating activities for the same period in 2005, which included a $10.0 million payment from Endo Pharmaceuticals in connection with our license agreement for the TRANSDUR™-Sufentanil product for the U.S. and Canadian markets.

“We continued to drive forward our development programs and build value for our shareholders in the first half of 2006. During the second quarter, we expanded the development of our POSIDUR™ product (formerly referred to as SABER™-Bupivacaine), into five on-going Phase II clinical trials. We are conducting these studies in the U.S. and other countries in a variety of soft-tissue and orthopedic surgery models for the purpose of selecting the optimal dosing and the pain models to be used for our pivotal Phase III trials,” said James E. Brown, D.V.M., President and CEO of DURECT.

Dr. Brown continued, “We are also pleased with development progress of Remoxy, an abuse-resistant, long-acting, oral pain medication, which is currently undergoing a Special Protocol Assessment approved Phase III study. We are currently working with King Pharmaceuticals and Pain Therapeutics to advance the 2nd ORADUR™ abuse-resistant opioid product into the clinic later this year.

We are excited about the accelerated pace of our TRANSDUR™-Sufentanil development program. Our partner, Endo Pharmaceuticals, intends to conduct a Phase II program with multiple studies in parallel in 2006. We are currently supplying additional Phase II clinical product for this program and Endo has secured the Phase III clinical and commercial manufacturing capacity necessary for this product.

Our partner, Voyager Pharmaceuticals, recently announced positive data from a Phase II clinical study in men and presented a poster at the 10th International Conference on Alzheimer’s Disease and Related Disorders. Voyager also completed enrollment for the first 550-patient clinical study for its ongoing Phase III program and enrollment for the second 550-patient clinical study is currently underway. Going forward, we will continue to provide clinical product and support the on-going Phase III clinical program.

During the second quarter, we reduced our long-term debt by approximately 35% by converting $20 million of our outstanding convertible notes on favorable terms, which strengthened our financial position.”

Total revenues were $6.1 million for the three months ended June 30, 2006, compared to $8.8 million for the same period in 2005. Total collaborative research and development and other revenues were $4.0 million for the three months ended June 30, 2006, compared with $6.9 million for the same period in 2005. The decrease in total revenues is primarily attributable to lower collaborative research and development revenue recognized from our agreements with Voyager Pharmaceutical Corporation and Endo Pharmaceuticals, Inc., with the advancement of these programs into later stage development, offset by higher research and development revenue from Pain Therapeutics, Inc. due to the increased development activities for Remoxy and the second ORADUR opioid product, and higher product revenues from our ALZET product lines.

Research and development expenses were $8.5 million for the three months ended June 30, 2006, compared to $7.6 million for the same period in 2005. The increase was primarily attributable to higher employee cost related to R&D personnel and the stock-based compensation expense of $697,000 related to research and development personnel recognized under SFAS 123(R) (Share-based Payments) in the second quarter of 2006.

Selling, general and administrative expenses were $3.2 million for the three months ended on both June 30, 2006 and 2005. Selling, general and administrative expenses included $323,000 in stock-based compensation expense recognized under SFAS 123(R) for the three months ended June 30, 2006. We continued to maintain existing corporate infrastructure to support the growth in all areas of DURECT’s business.

Interest and other income was $978,000 for the three months ended June 30, 2006, compared with $407,000 for the same period in 2005. The increase in interest income was primarily the result of higher yields as well as higher average cash and investment balances during the three months ended June 30, 2006 compared with the same period in 2005. Interest expense was $359,000 for the three months ended June 30, 2006, compared with $1.1 million for the same period in 2005. The decrease in interest expense in the second quarter of 2006 was primarily due to lower balance on our convertible notes resulting from the conversion of $20 million in principal amount of the notes.

During the second quarter of 2006, we converted $20.0 million in principal amount of our 6.25% Convertible Subordinated Notes into an aggregate of 6,349,206 shares of our common stock. In connection with this transaction, we recorded debt conversion expense of approximately $2.9 million in the three months ended June 30, 2006. As of June 30, 2006, the remaining principal balance of our 6.25% Convertible Subordinated Notes due 2008 was $37.3 million.

At June 30, 2006, DURECT had cash and investments of $77.7 million, including $1.5 million in restricted investments, compared with cash and investments of $91.0 million at December 31, 2005.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies. The company is developing pharmaceutical systems to deliver the right drug to the right place in the right amount at the right time to treat chronic and episodic diseases and conditions.

NOTE: POSIDUR™, SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s products in development, product development plans and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third party collaborators where applicable) abilities to design, enroll, conduct and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 16, 2006 under the heading “Risk Factors.”

DURECT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Collaborative research and development and other revenue	$4,048	$6,930	$7,106	$10,527
Product revenue, net	2,060	1,889	4,213	3,646

Total revenues	6,108	8,819	11,319	14,173

Operating expenses:
Cost of revenues	770	689	1,599	1,360
Research and development	8,549	7,613	15,713	14,277
Selling, general and administrative	3,189	3,155	6,194	5,663
Amortization of intangible assets	94	303	394	606

Total operating expenses	12,602	11,760	23,900	21,906

Loss from operations	(6,494)	(2,941)	(12,581)	(7,733)
Other income (expense):
Interest and other income	978	407	1,884	892
Interest expense	(359)	(1,114)	(1,436)	(2,234)
Debt conversion expense	(2,860)	—	(2,860)	—

Net other expense	(2,241)	(707)	(2,412)	(1,342)

Net loss	$(8,735)	$(3,648)	$(14,993)	$(9,075)

Net loss per share, basic and diluted	$(0.14)	$(0.07)	$(0.24)	$(0.17)

Shares used in computing basic and diluted net loss per share	64,207	52,047	63,040	51,967

__________ (1) Stock-based compensation related to the following:

Cost of revenues	$18	$—	$26	$—
Research and development	697	—	1,311	46
Selling, general and administrative	323	343	644	347

	$1,038	$343	$1,981	$393

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2006	2005 (1)
Assets
Current assets:
Cash and cash equivalents	$41,252	$65,542
Short-term investments	24,622	18,022
Restricted investments	—	321
Accounts Receivable	4,012	4,488
Inventories	2,104	2,047
Prepaid expenses and other current assets	3,171	3,659

Total current assets	75,161	94,079

Property and equipment, net	7,434	7,304
Goodwill	6,399	6,399
Intangible assets, net	141	536
Long-term investments	10,355	5,459
Restricted investments	1,507	1,653
Other non-current assets	1,183	1,984

Total assets	$102,180	$117,414

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued liabilities and deferred revenue	$7,464	$9,643
Long-term obligations, current portion	232	234

Total current liabilities	7,696	9,877

Long-term obligations, noncurrent portion	43,322	64,185

Stockholders’ equity	51,162	43,352

Total liabilities and stockholders’ equity	$102,180	$117,414

(1)	Derived from audited financial statements.

SOURCE DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning, DURECT Corporation, +1-408-777-1417